                                                                    Exhibit 10.3

                          FINANCIAL ADVISORY AGREEMENT

     THIS AGREEMENT (the "Agreement"), made and entered into this 25th day of October, 1999, by and between Endorex Corporation, a Delaware corporation (hereinafter termed the "Company"), on one hand; and Paramount Capital, Inc. (hereafter "Advisor") on the other hand.

                              W I T N E S S E T H:

     WHEREAS, the Company is engaged in, among other things, the development and marketing of drug delivery systems and cancer therapy, and

     WHEREAS, Advisor has agreed to provide certain financial advisory services to the Company upon the following terms and conditions.

     NOW, THEREFORE, for and in consideration of the terms and conditions hereinafter set forth, the Parties hereto agree as follows:

1.   TERM

     The term of this Agreement will be for twelve (12) months from and after the 25th day of October, 1999, unless earlier terminated (i) upon mutual agreement of the parties, (ii) at any time by Advisor upon written notice to the Company, (iii) by the Company upon written notice to Advisor on or before April 25, 2000, subject to its payment of the Termination Fee as set forth in Section 2(a), or (iv) by the Company upon written notice to Advisors at any time after April 25, 2000 (the "Term").

2.   COMPENSATION

     (a) The Company will pay to Advisors ongoing fees for Services (as described in Section 3) at the rate of $5,000 per month, with the first three
(3) months payable at the time of execution of this Agreement. If the Company terminates the agreement prior to April 25, 2000, the Company shall be obligated to continue monthly payments until April 25, 2000.

     (b) Upon entering into this Agreement, Advisor, or its designees, will be granted option to purchase 36,000 shares of Endorex Corporation Common Stock, at an exercise price of $2.54 per share (hereinafter collectively referred to as the "Vested Options"), to vest as follows: (i) 25% (9,000 shares) shall vest upon execution of this Agreement (hereinafter "First Vested Options"); (ii) an additional 25% (9,000 shares) shall vest six (6) months from the date of execution of this Agreement (hereinafter "Second Vested Options"); and (iii) the remaining 50% (18,000 shares) shall vest twelve (12) months from the date of execution of this Agreement (hereinafter "Third Vested Options").

     (c) Advisor can exercise the Vested Options as follows: (i) the First Vested Options can be exercised twelve (12) months from the execution of this Agreement; (ii) the Second Vested Options can be exercised 18 months from the execution of this Agreement; and (iii) the

Third Vested Options can be exercised twenty-four (24) months from the execution of this Agreement. If the Company terminates this Agreement prior to the end of six (6) months, pursuant to paragraph 1 above, the Company shall be obligated to vest the Second Vested Options (9,000 shares) to Advisor. The options will expire ten (10) years after the date of this Agreement. In addition, the Vested Options shall contain a cashless exercise feature.

     (d) Upon entering into this Agreement, Advisor, or its designees, will be granted options to purchase an additional 10,000 shares of Endorex Corporation Common Stock at an exercise price of $2.54 per share to be fully vested upon grant. The options will expire one year after the date of this Agreement and will be subject to the Company's right to repurchase such options for $50,000.

     (e) Upon the Closing of each Investment of newly issued stock (as defined below) during the Term, the Company shall pay to Advisor a fee in an amount of no more than seven percent (7%) of the aggregate value of such Investment and shall issue to Advisor warrants to purchase an amount of securities of no more than ten percent (10%) of the newly-issued securities sold as part of such Investment at an exercise price equal to one-hundred-ten percent (110%) of the price of such securities, exercisable until seven (7) years from the date of issuance of such warrants. For the purposes of this Agreement, an "Investment" shall mean any purchase of newly-issued securities of the Company which is made during the Term or during the twelve-month period following the term by an investor first introduced to the Company by or through Advisor during the Term; provided, however, that if the investor held an investment prior to the date of this Agreement, such fee will be no more than 5% of the aggregate value of such investment plus warrants as above.

     (f) The Company also agrees to pay the Advisor in cash all out of pocket expenses incurred by Advisor in providing its services hereunder, including reasonable fees and disbursements of Advisor's counsel. Such expenses are to be paid upon submission of a bill or bills by Advisor from time to time. If any individual expense shall exceed five thousand dollars ($5,000.00), Paramount agrees to obtain prior written authorization for such expense from Company.

3.   SERVICES

     "Services" will include the following: (1) identifying and contacting potential investors in the Company's securities, (2) organizing meetings with potential investors and (3) participating in meetings and discussions with potential investors regarding the Company. Advisors will use their best efforts in providing the Services. Advisors will be engaged until the engagement is terminated as specified herein.

4.   ASSIGNMENT

     Advisor may not assign its rights or obligations under this Agreement without the written consent of the Company. Neither this Agreement nor any provision hereof may be changed, waived, discharged, or terminated other than by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is being asserted.

5.  ENTIRE AGREEMENT

     This Agreement contains all the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes in full and replaces the Financial Advisory Agreement between the Company and Paramount Capital, Inc. dated October 16, 1997. If any provision of this Agreement is held unenforceable or inoperative by any court, either whole or in part the remaining provisions shall be deemed severable and unaffected and shall continue in full force and effect.

6.  MISCELLANEOUS

     (a) Relationship to Parties. Advisor is an independent contractor of the Company. Nothing in this Agreement shall be construed as creating an employer-employee relationship or a guarantee of future employment or engagement. Advisor further agrees to be responsible for all of its federal and state taxes, withholding, social security, insurance, and other benefits except as otherwise expressly set forth herein.

     (b) Other Activities. Advisor is free to engage in other independent contracting activities. Advisor also agrees not to induce or attempt to influence, directly or indirectly, any employee at the Company to terminate his/her employment and work for Advisor or any other person.

     (c) Conflicts. Advisor represents and warrants that neither its agreement to perform, nor its performance of the Services under to this Agreement will violate any legal or regulatory statute, rule or requirement, or any agreement or obligation between such Advisor and any third party.

     (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles.

     (e) Remedy for Breach. The parties hereto agree that, in the event of breach or threatened breach of any covenants of Advisor, the damage or imminent damage to the value and the goodwill of the Company's business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company shall be entitled to injunctive relief against Advisor in the event of any by Advisor, in addition to any other relief (including damages) available to the Company under this Agreement or under law.

     (f) Survival. Sections 6(e) and 6(f) shall survive termination of this Agreement.

     IN WITNESS WHEREOF, the Parties hereto set their hands this 25th day of October 1999.


                                  ENDOREX CORPORATION


                                  By:  /s/ Michael S. Rosen
                                      ------------------------
                                      Michael S. Rosen, President/CEO



                                  PARAMOUNT CAPITAL, INC.


                                  By:  /s/ Lindsay Rosenwald
                                      -----------------------
                                      Lindsay Rosenwald, M.D., Chairman